Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of EQT Corporation and in the related Prospectus (collectively, the "Registration Statement") of (i) our audit letter dated January 4, 2021, with respect to EQT Corporation's estimates of its proved reserves and future revenue as of December 31, 2020, included in EQT Corporation's Annual Report on Form 10-K for the year ended December 31, 2020, and (ii) our audit letter dated May 5, 2021, and reserves report dated May 3, 2021, with respect to estimates of reserves and future revenue of Alta Marcellus Development, LLC as of December 31, 2020, and June 30, 2020, respectively, included in EQT Corporation's Current Report on Form 8-K filed July 22, 2021. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement. We have no interest of a substantial or material nature in EQT Corporation or any of its affiliates. We have not been employed on a contingent basis, and we are not connected with EQT Corporation, or any affiliate, as a promoter, underwriter, voting trustee, director, officer, employee or affiliate.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Senior Vice President

Houston, Texas

July 23, 2021

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